THIS AMENDMENT AGREEMENT (the "Agreement"), dated as of November 1, 2013, is entered into by and between The Alkaline Water Company Inc. (the "Company") and H.C. Wainwright & Co., LLC ("HCW"). Defined terms not otherwise defined herein shall have the meanings set forth in the Engagement Agreement (as defined below).

WHEREAS, pursuant to an engagement agreement dated October 7, 2013, the Company engaged HCW as its exclusive placement agent (the "Engagement Agreement");

WHEREAS, the Company and HCW wish to amend the terms of the Engagement Agreement pursuant to the terms hereof.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each party hereby agrees as follows:

1. Amendment. The first sentence of Section 4 is hereby amended and replaced in its entirety with the following:

> "HCW's engagement hereunder will be for the period of twelve (12) months (the "Term"); provided, however, the Company may terminate this engagement upon 5 days' written notice (i) after November 4, 2013 if prior to such date HCW has not presented the Company with the opportunity to undertake a bridge financing (or series of bridge financings) with third party investor(s) with aggregate proceeds of at least $500,000 and (ii) after the earlier of (x) April 7, 2014 if prior to such date HCW has not presented the Company with the opportunity to undertake a financing (or series of financings, including the bridge referenced in clause (i) above) with third party investors(s) with aggregate proceeds of at least $5,000,000 or (y) 60 days following the effective date of a Registration Statement (as defined in Section 2(A)) with HCW as exclusive placement agent if prior to such date HCW has not presented the Company with the opportunity to undertake a financing (or series of financings, including the bridge referenced in clause (i) above) with third party investors(s) with aggregate proceeds of at least $5,000,000".

2. Miscellaneous. Except as expressly set forth above, all of the terms and conditions of the Engagement Agreement shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein. This Agreement may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

THE ALKALINE WATER COMPANY INC.

By: /s/ Steven P. Nickolas

Name: STEVEN P. NICKOLAS

Title: PRESIDENT/CEO

H.C. WAINWRIGHT & CO., LLC

By: /s/ Mark W. Viklund

Name: Mark W. Viklund

Title: CEO